Exhibit 99.1

News Release

Media contact:

Corry Leigh, 678 579 3111
corry.leigh @mirant.com

Investor Relations contacts:
Mary Ann Arico, 678 579 7553
maryann.arico@mirant.com

Sarah Stashak, 678 579 6940
sarah.stashak@mirant.com

Stockholder inquiries:
678 579 7777

May 10, 2006

Mirant Reports Results for First Quarter 2006

•                  Net Income of $467 million versus $11 million for first quarter 2005; and adjusted EBITDA of $340 million versus $167 million for first quarter 2005

•                  Produced strong financial results in all segments

•                  Ended the quarter with $1.73 billion in cash and cash equivalents

ATLANTA – Mirant Corporation (NYSE: MIR) today reported net income of $467 million for the quarter ended March 31, 2006 as compared to $11 million in net income for the same period in 2005. Reported earnings per share for first quarter 2006 were $1.51 per diluted share.

Adjusted net income for the first quarter of $142 million excludes unrealized mark-to-market gains of $298 million along with other non-recurring charges, principally a $40 million gain on the sale of assets, resulting in adjusted earnings per diluted share of $0.46. Adjusted EBITDA for the quarter was $340 million. The $173 million increase in adjusted EBITDA compared to the first quarter of 2005 was driven largely by higher realized margins from hedging activities by the company’s U.S. business.

“Our hedging strategy has been effective,” said Edward R. Muller, chairman and chief executive officer. “We are substantially hedged for the year, which has produced more predictable financial results mitigating milder weather experienced across much of the U.S. during the quarter. Our performance demonstrates the value created by our hedging program.”

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Net cash used in operating activities was $246 million for the quarter. Adjusted for bankruptcy payments, operating cash flow provided a net of $500 million during the period.

As of March 31, 2006, the company had cash and cash equivalents of $1.73 billion. The company’s total debt balance is currently $4.5 billion.

Guidance

Mirant narrowed its adjusted EBITDA guidance for 2006 from $1.1 to $1.3 billion to $1.15 to $1.3 billion and provided initial adjusted EBITDA guidance for 2007 of $1.3 to $1.7 billion.

Earnings Call

Mirant is hosting an earnings call today to discuss its first quarter 2006 financial results and outline business priorities. The call will be held from 9:00 a.m. to 10:00 a.m. EDT. The conference call can be accessed via the investor relations section of the company’s website at www.mirant.com or analysts are invited to listen to the call by dialing 800.561.2718 (International 617.614.3525) and entering pass code 32095330.

Presentation slides for the analyst call have been posted to the Company’s website. The presentation may include certain non-GAAP financial measures as defined under SEC rules. In such event, a reconciliation of those measures to the most directly comparable GAAP measures will also be available via the investor relations section of the company’s website at www.mirant.com.

A recording of the event will be available for playback on our website beginning today at 11 a.m. EDT. A replay also will be available by dialing 888.286.8010 (International 617.801.6888) and entering the pass code 24242631.

Mirant is a competitive energy company that produces and sells electricity in the United States, the Caribbean, and the Philippines. Mirant owns or leases approximately 17,310 megawatts of electric generating capacity globally. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit www.mirant.com.

Regulation G Reconciliations

Adjusted Net Income, Adjusted EPS and Adjusted EBITDA

Three Months Ended March 31, 2006

(in millions, except per share data)

		EPS(1)
Net income	$467	$1.51
Mark-to-market (gains)/losses	(298)	(0.96)
Gain on sales of assets, net	(40)	(0.13)
Bankruptcy charges	6	0.02
Impairment losses on minority owned affiliates	$7	0.02
Adjusted net income	142	$0.46

Provision for income taxes	47
Interest, net	76
Depreciation and amortization	75
Adjusted EBITDA	$340

(1)Total diluted shares 309 million

Adjusted net income, adjusted EPS and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income, adjusted EPS and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

Adjusted Net Income & Adjusted EBITDA

Three Months Ended March 31, 2005

(in millions)

Net income	$11
Mark-to-market (gains)/losses	11
Gain on sales of assets, net	(3)
Reorganization items, net	61
Income from discontinued operations, net	(3)
Adjusted net income	$77

Provision (benefit) for income taxes	(3)
Interest, net	26
Amortization of transition power agreements	(10)
Depreciation and amortization	77
Adjusted EBITDA	$167

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

Adjusted Net Cash Provided by Operating Activities

Three Months Ended March 31, 2006

(in millions)

Net cash used in operating activities	$(246)
Bankruptcy payments	746
Adjusted net cash provided by operating activities	$500

Adjusted net cash provided by operating activities is a non-GAAP financial measure. Management and some members of the investment community utilize adjusted net cash provided by operating activities to measure financial performance on an ongoing basis. This measure is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Adjusted EBITDA Guidance to Expected Cash Flow from Operations

For the years ending December 31, 2006 and 2007

(in millions)

	Year Ending December 31, 2006		Year Ending December 31, 2007
	Low	High	Low	High
Adjusted EBITDA	$1,150	$1,300	$1,300	$1,700
Interest payments	(325)	(325)	(300)	(300)
Tax payments	(225)	(225)	(150)	(150)
Working capital	235	235	50	50
Adjusted cash flow from operations	$835	$985	$900	$1,300
Cash payments under plan of reorganization	(930)	(930)
Cash flow from operations	$(95)	$55	$900	$1,300

Adjusted EBITDA and adjusted cash flow from operations are non-GAAP financial measures. Management and some members of the investment community utilize adjusted EBITDA and adjusted cash flow from operations to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Cautionary Language Regarding Forward-Looking Statements

Some of the statements included herein involve forward-looking information. Mirant cautions that these statements involve known and unknown risks and that there can be no assurance that such results will occur. There are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, such as, but not limited to, legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the electric utility industry; changes in state, federal and other regulations (including rate regulations); changes in, or changes in the application of, environmental and other laws and regulations to which Mirant and its subsidiaries and affiliates are or could become subject; the failure of Mirant’s assets to perform as expected; Mirant’s pursuit of potential business strategies, including the acquisition of additional assets or the disposition or alternative utilization of existing assets; changes in market conditions, including developments in energy and commodity supply, demand, volume and pricing or the extent and timing of the entry of additional competition in the markets of Mirant’s subsidiaries and affiliates; increased margin requirements, market volatility or other market conditions that could increase Mirant’s obligations to post collateral beyond amounts which are expected; Mirant’s inability to access effectively the over-the-counter and exchange-based commodity markets or changes in commodity market liquidity or other commodity market conditions, which may affect Mirant’s ability to engage in asset management and proprietary trading activities as expected; our inability to enter into intermediate and long-term contracts to sell power and procure fuel, including its transportation, on terms and prices acceptable to us; weather and other natural phenomena, including hurricanes and earthquakes; war, terrorist activities or the occurrence of a catastrophic loss; environmental regulations that restrict Mirant’s ability to operate its business; deterioration in the financial condition of Mirant’s customers or counterparties and the resulting failure to pay amounts owed to Mirant or to perform obligations or services due to Mirant; the disposition of the pending litigation described in Mirant’s Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended March 31, 2006 filed with the Securities and Exchange Commission; political factors that affect Mirant’s international operations, such as political instability, local security concerns, tax increases, expropriation of property, cancellation of contract rights and environmental regulations; the inability of Mirant’s operating subsidiaries to generate sufficient cash flow and Mirant’s inability to access that cash flow to enable Mirant to make debt service and other payments; the resolution of claims and obligations that were not resolved during the Chapter 11 process that may have a material adverse effect on Mirant’s results of operations and other factors discussed in Mirant’s Form 10-K for the year ended December 31, 2005 and its Form 10-Q for the quarter ended March 31, 2006.

Mirant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Adjusted EBITDA guidance is an estimate as of today’s date, May 10, 2006, and is based on assumptions believed to be reasonable as of such date. Mirant expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause Mirant’s actual results to differ materially from those contemplated in the forward looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect Mirant’s future results included in Mirant’s filings with the Securities and Exchange Commission at www.sec.gov.